Exhibit 5.1

September 20, 2013

Kodiak Oil & Gas Corp.

1625 Broadway, Suite 250

Denver, CO 80202

Re:	Registration Statement on Form S-4 Relating to $350,000,000 Aggregate Principal Amount of 5.50% Senior Notes Due 2021 and $400,000,000 Aggregate Principal Amount of 5.50% Senior Notes Due 2022

Ladies and Gentlemen:

We have acted as counsel to Kodiak Oil & Gas Corp., a Yukon Territory corporation (the “Issuer”) and Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Kodiak USA”), KOG Finance, LLC, a Delaware limited liability company (“KOG Finance”) and Kodiak Williston, LLC, a Delaware limited liability company (“KW,” and together with Kodiak USA and KOG Finance, the “Guarantors”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer (the “2021 Notes Exchange Offer”) by the Issuer to exchange up to $350 million aggregate principal amount of its 5.50% Senior Notes due 2021 which have been registered under the Securities Act (the “2021 Exchange Notes”) for up to $350 million aggregate principal amount of its existing 5.50% Senior Notes due 2021 (the “2021 Notes”) and (ii) the offer (the “2022 Notes Exchange Offer,” and together with the 2021 Notes Exchange Offer, the “Exchange Offers”) by the Issuer to exchange up to $400 million aggregate principal amount of its 5.50% Senior Notes due 2022 which have been registered under the Securities Act (the “2022 Exchange Notes,” and together with the 2021 Exchange Notes, the “Exchange Securities”) for up to $400 million aggregate principal amount of its existing 5.50% Senior Notes due 2022 (the “2022 Notes,” and together with the 2021 Notes, the “Securities”). The Securities are, and the Exchange Securities are to be, guaranteed by the Guarantors (the “Guarantees”). The 2021 Exchange Notes are to be issued in accordance with the provisions of the Indenture, dated as of January 15, 2013, among the Issuer, U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (the “2021 Indenture”), as contemplated by the Registration Rights Agreement, dated as of January 15, 2013, among the Issuer, Kodiak USA and the initial purchasers identified therein (the “2021 Registration Rights Agreement”). The 2022 Exchange Notes are to be issued in accordance with the provisions of the Indenture, dated as of July 26, 2013, among the Issuer, U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (the “2022 Indenture,” and together with the 2021 Indenture, the “Indentures”), as contemplated by the Registration Rights Agreement, dated as of July 26, 2013, among the Issuer, the Guarantors and the initial purchasers identified therein (the “2022 Registration Rights Agreement,” and together with the 2021 Registration Rights Agreement, the “Registration Rights Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer and the Guarantors.

We have assumed for purposes of our opinions certain matters with respect to the Issuer, including the valid existence, good standing, power and authority of the Issuer, and the due authorization, execution and delivery of the Exchange Securities.  We have assumed, with respect to all documents examined by us, the legal capacity of all individuals to execute and deliver such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photocopied copies.  In addition, in rendering our opinions set forth below, we have assumed that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Issuer and the Guarantors.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.                                      When the Exchange Securities are duly executed by the Issuer, authenticated by the Trustee in accordance with the Indentures and issued and delivered upon consummation of the Exchange Offers (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such Exchange Offers, the Registration Rights Agreements, the Registration Statement and the Indentures, the Exchange Securities will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.                                      When the Guarantees are duly executed by the Guarantors and issued and delivered upon consummation of the Exchange Offers (as described in the Registration Statement) in accordance with the terms of such Exchange Offers, the Registration Rights Agreements, the Registration Statement and the Indentures, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions are subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indenture or the Guarantees to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes.

Our opinions are subject to the defenses available to a guarantor under applicable law.

Our opinions expressed above are limited to the laws of the states of New York and Colorado, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP